Exhibit 10.2

VMware, Inc.

2009 Executive Bonus Program

Amended and Restated April 14, 2009

Executive Bonus Program Objectives

Among the objectives of the VMware Bonus Program – 2009 are to:

•	motivate our executives to achieve our strategic, operational and financial goals

•	reward superior performance

•	attract and retain exceptional executives; and

•	reward behaviors that result in long term increased stockholder value

Overview

The Compensation and Corporate Governance Committee has adopted a cash bonus program relating to performance in 2009 (the “2009 Program”) under the 2007 Equity and Incentive Plan (the “Plan”) providing for possible cash bonuses to specified executives of VMware, Inc. and its consolidated subsidiaries (the “Company”). Unless otherwise indicated herein, provisions of the Plan shall apply to the 2009 Program.

In keeping with VMware’s philosophy of tying a substantial portion of our executive compensation to the achievement of measurable achievements, a goals-based cash bonus program has been developed and implemented. The determination of bonus payout will be made semiannually after the conclusion of the semi-annual measurement periods ending on June 30 and December 31 based on results achieved by the company, as reported to the Compensation and Corporate Governance Committee by the Corporate Controller. Bonuses will be determined by the Compensation and Corporate Governance Committee of the Board of Directors (the “Administrator”). Bonus payments will only occur if certain predetermined company and individual (“MBO”) objectives are successfully achieved. Bonus amounts will be calculated (“Calculated Bonus Amounts”) based upon the degree of achievement of the predetermined objectives. The Compensation and Corporate Governance Committee shall determine final bonus payouts and, in its discretion, taking into account review and discussion of recommendations made by the Chief Executive Officer, may reduce, but not increase, final bonus payouts from the Calculated Bonus Amounts.

Bonus awards represent an unfunded, unsecured promise by the Company to pay a bonus amount determined by the Compensation and Corporate Governance Committee to each Participant, but only upon satisfaction of the performance criteria determined by the Compensation and Corporate Governance Committee in accordance with the provisions set forth below.

Eligibility

All senior executives are eligible to be considered for participation. However, no person is automatically entitled to participate in the 2009 Program. Participants will be approved solely at the discretion of the Compensation and Corporate Governance Committee and may be amended at any time by the Compensation and Corporate Governance Committee. Additionally, the executive must be an employee of the Company at the time the bonus is paid out in order to vest in right to receive payment.

Participants may include officers of the Company as defined under Rule 16a-1 of the 1934 Securities Exchange Act (“Section 16 Officers”) and other senior executives who are not Section 16 Officers. At its discretion, the Compensation and Corporate Governance Committee may delegate authority to the Chief Executive Officer to add senior executives who are not Section 16 Officers to the 2009 Program.

Administration

As Administrator, the Compensation and Corporate Governance Committee is ultimately responsible for administering the 2009 Program. The Administrator has all powers and discretion necessary or appropriate to review and approve the 2009 Program and its operation, including, but not limited to, the power to (a) determine Participants, (b) interpret the provisions of the 2009 Program, (c) adopt rules for the administration, interpretation and application of the 2009 Program consistent with the Plan, and (d) interpret, amend or revoke any such rules. All determinations and decisions made by the Administrator and any decision of the Administrator shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law. The Administrator, in its sole discretion, may amend or terminate the 2009 Program, or any part thereof, at any time and for any reason, subject to the limitations set forth in Sections 3, 6(b)(iv) and 7 of the Plan.

The Administrator shall exercise full authority to make final determinations with respect to bonuses granted under the 2009 Program to Section 16 Officers. The Administrator may, in its discretion, delegate authority over bonuses to Participants who are not Section 16 Officers to the Chief Executive Officer of the Company.

Target Percentage

The Administrator shall establish target bonuses (“Bonus Targets”) and bonus formulas for the 2009 Program.

Target bonus amounts will be a percentage of a Participant’s semi-annual base salary as of the date the target bonus percentage is established (the “Target Bonus Percentage”).

The Calculated Bonus Amount, if any, may range 0% to 200% of the Target Bonus Percentage depending upon performance achievement. Minimum bonus thresholds are described below.

Performance Period

Unless otherwise indicated, the performance periods for bonuses granted under the 2009 Program shall run from January 1, 2009 to June 30, 2009 and from July 1, 2009 to December 31, 2009. (each, a “Performance Period”). Participants are rewarded during the period that they are actively employed by VMware.

Participants are not eligible to participate in any other Company bonus or incentive plan during a Performance Period. This exclusion does not apply, however, to applicable employee referral bonuses, spot bonuses, equity awards, or Company contributions to qualified retirement or savings plans.

New Hires: Calculated Bonus Amounts will be prorated for newly hired participants based on the number of days they are employed during the Performance Period.

Leaves of Absence: Calculated Bonus Amounts will be prorated for any time during the Performance Period that a Participant is on an unpaid leave of absence status. Unpaid leaves of absence exclude those absences for which vacation, sick leave or other compensation is paid directly by the Company. Unpaid absences include those absences for which compensation is received from any source other than directly from the Company.

Changes in Position: Participants who move from one 2009 bonus-eligible position to a different 2009 bonus-eligible position with a different target bonus percentage may earn a target bonus prorated on base pay and bonus at the start of each period.

Termination: In order to vest and the right to receive a bonus under the 2009 Program, an employee must be in an active employment status or on approved leave at the day the bonus is paid out. An employee whose employment ends for any reason prior to that date will not earn and will not be paid any bonus under this 2009 Program.

The Compensation and Corporate Governance Committee shall have the exclusive discretion to determine when a Participant is no longer actively employed for purposes of the 2009 Program. Participants have no right or interest in any bonus and such bonus is not earned unless the Administrator determines a bonus payout is due.

Performance Metrics

The Calculated Bonus Amount will depend on both a company component (“Corporate Financial Metric”) and an individual component (“MBO”) selected from the performance goals from the 2007 Plan. The Company must meet a threshold of 80% of the Corporate Financial Metric in order for any bonus payouts to be made. If the 80% threshold is not achieved, the 2009 Program shall not be funded and no bonus payouts shall be made. The Corporate Financial Metrics, the MBO’s and their relative weighting shall be determined by the Committee within 45 days of the commencement of the performance period.

Corporate Financial Metric Component

The Corporate Financial Metric shall be determined by calculating success against company-wide financial metrics and, as applicable, business unit performance metrics, as determined by the Compensation and Corporate Governance Committee.

MBO (Individual) Component

Each Participant will be assigned individual performance goals by the Compensation and Corporate Governance Committee that are appropriate to the Participant’s role at the Company. If threshold achievement of 80% of the Corporate Financial Metric is met, then the MBO component is funded at the same percentage as the Corporate Financial Metric. The Compensation and Corporate Governance Committee can exercise negative discretion to reduce the bonus for the MBO component. In making its determination whether to reduce the bonus for the MBO component, the Committee’s shall review and discuss the Chief Executive Officer’s assessment of each Participant’s achievement of his or her individual performance goals.

Bonus Determination and Payment

The Compensation and Corporate Governance Committee shall determine final bonus payouts to Participants based upon achievement of the foregoing metrics and goals. The Committee reserves the right to reduce bonus payouts below Calculated Bonus Amounts or not make any bonus payouts in its sole discretion.

Cancellation, Rescission and Recoupment of Awards

Any bonus granted under this 2009 Program to a Participant shall be subject to cancellation, rescission, repayment or other action at the discretion of the Compensation Committee as set forth in Section 7(c) of the Plan in the event that such Participant engages in “Detrimental Activity” as such term is defined in Section 7(c)

Additionally, the Compensation and Corporate Governance Committee shall have the discretion to require that each Participant reimburse the Company for all or any portion of any bonuses paid under the 2009 Program if –

(a) the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a material financial restatement,

(b) in the Board’s view, the Participant engaged in fraud or misconduct that caused or partially caused the need for a material financial restatement by the Company or any substantial affiliate, and

(c) a lower payment, award, or vesting would have occurred based upon the restated financial results.

In each such instance, upon the determination of the Compensation and Corporate Governance Committee to require recoupment of a previously paid bonus awarded under the 2009 Program, the Company will, to the extent practicable and allowable under applicable laws, require reimbursement of any bonus awarded for the relevant period exceeded the lower payment that would have been made based on the restated financial results, provided that the Company will not seek to recover bonuses compensation paid more than three years prior to the date the applicable restatement is disclosed.

At-Will Employment (US Only)

This Plan does not affect the terminable-at-will status of the employment relationship. Neither the attainment of goals nor the continuous service requirement necessary to earn a bonus alters the ability of an employee or the Company to terminate employment at any time, with or without reason and with or without advance notice.